UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2007

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
70 West Madison Chicago, Illinois		60602 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2007, the Board of Directors of PrivateBancorp, Inc. (the “Company”) elected Collin E. Roche and James C. Tyree to the Board of Directors of the Company, effective as of the closing of the Company’s previously announced private placement offering (the “Private Placement’), which is currently expected to occur on December 11, 2007.  Mr. Tyree was appointed as a Class II director with a term expiring at the  Company’s 2009 Annual Stockholders Meeting, and Mr. Roche was appointed as a Class III director, with a term expiring at the 2010 Annual Meeting.  The appointment of Messrs. Roche and Tyree increase the size of the Company’s Board of Directors to 18.  Messrs. Roche and Tyree were also appointed to the Board of Directors of The PrivateBank and Trust Company.

Mr. Roche was appointed to the Executive and Planning Committee of the Board. The Board has not yet determined what committees Mr. Tyree, or what additional committees Mr. Roche, will be appointed to once each is a member of the Board, if any.

The Company agreed to appoint Mr. Roche to the Board of Directors and the Executive and Planning Committee pursuant to the terms of the Stock Purchase Agreement dated as of November 26, 2007 among the Company and the various purchasers named therein.  Mr. Roche is a Principal of GTCR Golder Rauner, II L.L.C. (“GTCR”). Certain affiliates of GTCR were the lead institutional purchasers in the Private Placement, and committed to purchase $100 million in the Private Placement pursuant to the terms of the Stock Purchase Agreement.  Mr. Tyree is the Chairman and Chief Executive Officer of Mesirow Financial Holdings, Inc. (“Mesirow Financial”). Mesirow Financial and certain of its affiliates (“Mesirow”) invested $40 million in the Private Placement.  After completion of the Private Placement, GTCR will own approximately 7.2% of the Company’s common stock outstanding before conversion of the shares of preferred stock to be issued to GTCR under the terms of the Stock Purchase Agreement, and 11.7% after giving effect to the conversion of such shares.  Mesirow will own 4.9% of the Company’s outstanding common stock at closing.

Under various arrangements between the Company and Mesirow, Mesirow currently provides certain insurance brokerage and wealth management advisory services to the Company and/or its affiliates and its clients.  In its capacity as the Company’s insurance broker with respect to its corporate and health and welfare insurance programs and policies, Mesirow earned commissions equal to approximately $267,000 in 2006 and $345,000 to date in 2007. The Company received fees of approximately $76,000 in 2006 and $21,000 to date in 2007 from Mesirow for referring certain of its clients to Mesirow for the purchase of various insurance and insurance-related products and services.  Also, as one of the Company’s external investment managers available to its wealth management clients, the Company paid Mesirow fees of approximately $23,000 in 2006 and $18,000 to date in 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Date: December 4, 2007	By:	/s/Dennis Klaeser
Dennis Klaeser
Chief Financial Officer